EXHIBIT 99.1

Investor Contact:

Jennifer Jarman, Investors

Krista Thomas, Media

The Blueshirt Group

(415) 217-7722

jennifer@blueshirtgroup.com

Krista@blueshirtgroup.com

ROXIO SELLS GOBACK TO SYMANTEC FOR $13 MILLION

Transaction Enhances Roxio’s Strategic Focus on its Digital Media Suite

and Launch of Napster

SANTA CLARA, Calif—April 17, 2003—Roxio, Inc. (Nasdaq: ROXI) The Digital Media Company®, provider of the best selling digital media software in the world, announced today that it has sold assets related to its GoBack system recovery product to Symantec (Nasdaq: SYMC), the world leader in Internet security, for approximately $13 million in cash. Of the total purchase price, $2.75 million will be held in escrow for a period of one-year. Roxio will account for the impact of this transaction, net of the associated tax liability, in its fiscal Q1 results ending June 30, 2003.

“The opportunity to sell GoBack comes at a great time for Roxio as it provides an opportunity to add to our cash balances and divest an asset that is not core to our digital media strategy,” said Chris Gorog, President and Chief Executive Officer of Roxio. “This transaction will enable us to bring an even greater focus to our digital media software business and the development of our new on-line music business with our Napster assets. As a current reseller of GoBack, we believe Symantec is the best place for GoBack and its current base of customers.”

About Roxio

Roxio, Inc. (Nasdaq:ROXI) provides the best selling digital media software in the world. Roxio makes award-winning software products for CD/DVD burning, photo editing and video editing. Roxio’s family of products includes category leading products Easy CD Creator® (Windows) and Toast® (Macintosh) for CD/DVD burning, PhotoSuite® for digital photography, and VideoWave® for digital video. Roxio also owns Napster® and plans to re-launch that service later this year. Roxio’s current installed base is in excess of 100 million users. Roxio distributes its products globally through strategic partnerships with major hardware manufacturers, in stores with the leading worldwide retailers, through Internet partnerships and also sells its products direct at <www.roxio.com>. Headquartered in Santa Clara, California, Roxio also maintains offices in Minnesota, Canada, United Kingdom, Netherlands, and Japan. The company currently employs more than 400 people worldwide. Roxio is a member of the S&P SmallCap 600 and the Russell 2000 Index.

Safe Harbor Statement

The matters discussed relating to Roxio in this press release include forward-looking statements, including statements regarding its online music distribution service, that are subject to certain risks and uncertainties, including delays in development of an online music distribution service and competition in the online music distribution industry, that could cause actual results to differ materially from those projected. Additional information on these and other factors are contained in Roxio’s reports filed with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K as filed with the SEC on July 1, 2002 and Quarterly Report on Form 10-Q as filed with the SEC on February 14, 2003, copies of which are available at the website maintained by the SEC at http://www.sec.gov. Roxio assumes no obligation to update the forward-looking statements included in this press release.

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Copyright © 2003 Roxio, Inc. All rights reserved. Roxio, the Roxio tagline, Easy CD Creator, PhotoSuite, VideoWave, Toast and Napster are registered trademarks of Roxio, Inc. in the United States and/or other countries. All other trademarks used are owned by their respective owners.